STOCK ESCROW AGREEMENT

This Stock Escrow Agreement (this “Agreement”) is made and entered into as of March ___, 2006, by and among Continental Stock Transfer and Trust Company, a New York corporation (“Escrow Agent”), Global Technology Industries, Inc., a Delaware corporation (the “Company”), and GTI Capital Partners LLC (“Capital Partners”), with reference to the following facts:

A. The Company has entered into an Underwriting Agreement dated March ___, 2006 (“Underwriting Agreement”), with Morgan Joseph & Co. Inc., acting as representative (“Representative”) of the underwriters (collectively, the “Underwriters”), pursuant to which, among other matters, the Underwriters have agreed to purchase 10,000,000 units (“Units”) of the Company. Each Unit consists of one share of the Company’s common stock, par value $.0001 per share (“Common Stock”), and one Warrant, each Warrant to purchase one share of Common Stock, all as more fully described in the Company’s final prospectus, dated _________, 2006 (“Prospectus”) comprising part of the Company’s Registration Statement on Form S-1 (File No. 333 ___) under the Securities Act of 1933, as amended (“Registration Statement”).

B. In order to facilitate the public offering of the Units, Capital Partners has agreed to deposit all shares of Common Stock that it owns as of the date hereof (the “Escrow Shares”), in escrow as hereinafter provided.

C. The Company and Capital Partners desire that the Escrow Agent accept the Escrow Shares, in escrow, to be held and disbursed as hereinafter provided.

NOW, THEREFORE, with reference to the foregoing facts, the parties agree as follows:

1.  Appointment of Escrow Agent. The Company and Capital Partners hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement, and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2.  Deposit of Escrow Shares. On or before the effective date of the Registration Statement, Capital Partners shall deliver to the Escrow Agent a certificate representing its Escrow Shares, to be held and disbursed subject to the terms and conditions of this Agreement. Capital Partners acknowledges that the certificate representing its Escrow Shares is legended to reflect the deposit of such Escrow Shares under this Agreement.

3.  Disbursement of the Escrow Shares.

3.1  The Escrow Agent shall hold the Escrow Shares from the date of delivery until the Release Date (the “Escrow Period”).

3.2  For purposes of this Agreement:

3.2.1  “Business Combination” shall mean a merger, capital stock exchange, asset or stock acquisition or other similar business combination with one or more operating businesses.

3.2.2  “Release Date” shall mean the earliest to occur of: (a) eighteen (18) months following the closing of the Business Combination; (b) the Sale Date; and (c) the Trust Account Liquidation Date.

3.2.3  “Sale Date” shall mean the date that a Stockholder Liquidation Event occurs.

3.2.4  “Stockholder Liquidation Event” shall mean: (a) the merger, consolidation, reorganization or similar transaction involving the Company (or a successor to the Company) in which the common stockholders of the Company (or such successor) have the right to exchange their shares of Common Stock (or successor securities) for cash, securities or other property, but excluding a reorganization in which the common stockholders exchange their shares for shares of a newly formed holding company and have substantially the same proportionate interests in the holding company that they had in the Company (or successor); (b) the liquidation of the Company; or (c) the sale of all or substantially all of the assets of the Company.

3.2.5  “Trust Account” shall mean a trust account at JP Morgan Chase NY Bank, maintained by Continental Stock Transfer & Trust Company, acting as trustee.

3.2.6  “Trust Account Liquidation Date” shall mean the date prior to the completion of a Business Combination that the Trust Account is liquidated and the funds in the Trust Account are distributed to the beneficial owners of the Trust Account.

3.3  Upon the Release Date, the Escrow Agent shall disburse to Capital Partners its respective Escrow Shares to the address on record of Capital Partners or as may otherwise be directed by Capital Partners in writing.

3.4  The Company agrees to notify the Escrow Agent in advance of any anticipated Stockholder Liquidation Event or Trust Account Liquidation Date and upon the occurrence thereof. The Escrow Agent shall rely upon a certificate (the “Officer’s Certificate”), executed by the Chief Executive Officer or Chief Financial Officer of the Company, in form reasonably acceptable to the Escrow Agent, that certifies that the Release Date has occurred, and shall not be required to disburse the Escrow Shares unless and until it receives the Officer’s Certificate.

4.  Rights of Capital Partners in Escrow Shares.

4.1  Rights as a Stockholder. Except as provided in this Section 4 and the Insider Letter (as defined below), Capital Partners shall retain all of its rights as a stockholder of the Company with respect to its Escrow Shares during the Escrow Period, including, without limitation:

4.1.1  the right to vote; and

4.1.2  the right to receive dividends and distributions, if any, with cash dividends paid to Capital Partners and dividends paid in stock or other non-cash property (“Non-Cash Dividends”) delivered to the Escrow Agent to hold in accordance with the terms hereof (and the term “Escrow Shares” shall be deemed to include the Non-Cash Dividends distributed with respect to any Escrow Shares held by the Escrow Agent prior to the distribution).

4.2  Restrictions on Transfer. During the Escrow Period, Capital Partners agrees not to sell, transfer or assign any or all of its Escrow Shares except to its members (and the Escrow Shares may subsequently be transferred by such members to their ancestors, descendants or spouse or to trusts established for the benefit of such persons or the member, or to affiliated companies); provided, however, that such permissive transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement as a stockholder and of the Insider Letter signed by Capital Partners transferring the Escrow Shares. During the Escrow Period, Capital Partners agrees that it may not pledge or grant a security interest in the Escrow Shares or grant a security interest in its rights under this Agreement. For purposes of this Agreement, “Insider Letter” means a letter agreement between Capital Partners, the Representative and the Company substantially in the form of Exhibit ___ to the Registration Statement setting forth certain rights and obligations of Capital Partners in certain events, including but not limited to the liquidation of the Company.

5.  Concerning the Escrow Agent.

5.1  Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

5.2  Indemnification. The Company agrees to indemnify and hold the Escrow Agent harmless from and against any expenses, including counsel fees and disbursements, or losses suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

5.3  Compensation. The Escrow Agent shall be entitled to reasonable compensation from the Company for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from the Company for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

5.4  Further Assurances. From time to time on and after the date hereof, the Company and Capital Partners shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.5  Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by giving the other parties hereto written notice, and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by the Company the Escrow Shares held hereunder. If no new escrow agent is so appointed within the 60-day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it reasonably deems appropriate.

5.6  Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the Company and the holders of a majority of the Escrow Shares, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 5.5.

5.7  Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

6.  Miscellaneous.

6.1  Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

6.2  Third-Party Beneficiaries. Capital Partners hereby acknowledges that the Underwriters are third-party beneficiaries of this Agreement and this Agreement may not be modified or changed without the prior written consent of the Representative.

6.3  Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to be charged.

6.4  Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.5  Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.6  Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or be mailed, certified or registered mail, or by private courier service, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if mailed, two days after the date of mailing, as follows:

If to the Company, to:

Global Technology Industries, Inc.
375 Park Avenue, Suite 1505
New York, NY 10152

If to Capital Partners to:

c/o Global Technology Industries, Inc.
375 Park Avenue, Suite 1505
New York, NY 10152

and if to the Escrow Agent, to:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn: Chairman

A copy of any notice sent hereunder shall be sent to:

Morgan Joseph & Co. Inc.
600 Fifth Avenue, 19th Floor
New York, New York 10020
Attn: Mike Powell

and:

McDermott Will & Emery LLP
340 Madison Avenue
New York, NY 10017
Attn: Stephen Older, Esq.

          and:
                       Benesch, Friedlander, Coplan & Aronoff LLP
                       2300 BP Tower
                       200 Public Square
                       Cleveland, OH 44114
                       Attn: Douglas E. Haas, Esq.

Any party may change the person and address to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

6.7  Liquidation of the Company. The Company shall give the Escrow Agent written notification of the liquidation and dissolution of the Company in the event that the Company fails to consummate a Business Combination within the time period(s) specified in the Prospectus.

WITNESS the execution of this Agreement as of the date first above written.

GLOBAL TECHNOLOGY INDUSTRIES, INC.

By:
Name: Robert B. Kay
Title: Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

GTI CAPITAL PARTNERS LLC:

By:
Name:
Title: